Exhibit 10.19

NORTHWEST PARK

OFFICE LEASE

BY AND BETWEEN

NWP BUILDING 20 LLC
(AS LANDLORD)

AND

DESKTOP METAL OPERATING, INC.
(AS TENANT)

FOR PREMISES AT

52 THIRD AVENUE

BURLINGTON, MASSACHUSETTS

FINAL

TABLE OF CONTENTS

TABLE OF CONTENTS		2

ARTICLE 1 REFERENCE DATA		4

1.1	SUBJECT REFERRED TO.	4
1.2	EXHIBITS.	6

ARTICLE 2 PREMISES AND TERM		7

2.1	PREMISES.	7
2.2	TERM.	8

ARTICLE 3 CONDITION		8

ARTICLE 4 RENT		9

4.1	THE FIXED RENT.	9
4.2	ADDITIONAL RENT.	9
4.2.1	Real Estate Taxes.	9
4.2.2	Personal Property Taxes.	10
4.2.3	Operating Costs.	11
4.2.4	Insurance.	12
4.2.5	Utilities.	14
4.3	LATE PAYMENT OF RENT.	15
4.4	SECURITY AND RESTORATION DEPOSIT.	15

ARTICLE 5 LANDLORD’S COVENANTS		15

5.1	AFFIRMATIVE COVENANTS.	15
5.1.1	Heat and Air-Conditioning.	15
5.1.2	Electricity.	16
5.1.3	Cleaning; Water.	16
5.1.4	Elevator; Fire Alarm.	16
5.1.5	Repairs.	16
5.2	INTERRUPTION.	16
5.3	OUTSIDE SERVICES.	17

ARTICLE 6 TENANT’S ADDITIONAL COVENANTS		18

6.1	AFFIRMATIVE COVENANTS.	18
6.1.1	Perform Obligations.	18
6.1.2	Use.	18
6.1.3	Repair and Maintenance.	18
6.1.4	Compliance with Law.	18
6.1.5	Indemnification.	19
6.1.6	Landlord’s Right to Enter.	19
6.1.7	Personal Property at Tenant’s Risk.	19
6.1.8	Payment of Landlord’s Cost of Enforcement.	20
6.1.9	Yield Up.	20
6.1.10	Rules and Regulations.	21
6.1.11	Estoppel Certificate.	21
6.1.12	Landlord’s Expenses Re Consents.	21
6.1.13	Guaranty.	21
6.2	NEGATIVE COVENANTS.	21
6.2.1	Assignment and Subletting.	21
6.2.2	Nuisance.	24
6.2.3	Hazardous Wastes and Materials.	24
6.2.4	Floor Load; Heavy Equipment.	25
6.2.5	Installation, Alterations or Additions.	25
6.2.6	Abandonment.	26
6.2.7	Signs.	26
6.2.8	Parking and Storage.	26

ARTICLE 7 CASUALTY OR TAKING		27

7.1	TERMINATION.	27

7.2	RESTORATION.	27
7.3	AWARD.	27

ARTICLE 8 DEFAULTS		27

8.1	EVENTS OF DEFAULT.	27
8.2	REMEDIES.	28
8.3	REMEDIES CUMULATIVE.	29
8.4	LANDLORD’S RIGHT TO CURE DEFAULTS.	30
8.5	EFFECT OF WAIVERS OF DEFAULT.	30
8.6	NO WAIVER, ETC.	30
8.7	NO ACCORD AND SATISFACTION.	30

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS		30

9.1	RIGHTS OF MORTGAGE HOLDERS.	30
9.2	LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES.	31

ARTICLE 10 MISCELLANEOUS PROVISIONS		32

10.1	NOTICES FROM ONE PARTY TO THE OTHER.	32
10.2	QUIET ENJOYMENT.	32
10.3	LEASE NOT TO BE RECORDED.	32
10.4	LIMITATION OF LANDLORD’S LIABILITY.	32
10.5	FORCE MAJEURE.	33
10.6	LANDLORD’S DEFAULT.	33
10.7	BROKERAGE.	33
10.8	APPLICABLE LAW AND CONSTRUCTION; MERGER; JURY TRIAL.	33
10.9	CONSENTS.	34
10.10	AUTHORITY.	34
10.11	COUNTERPARTS.	34
10.12	OFAC COMPLIANCE.	34
10.13	CONFIDENTIALITY; NO PUBLIC STATEMENT.	35
10.14	EXECUTION AND DELIVERY.	35

NORTHWEST PARK

OFFICE L E A S E

ARTICLE 1

Reference Data

1.1	Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Effective Date:	September __, 2021
Building:

The two-story building containing approximately 46,000 rentable square feet located in Northwest Park in Burlington, Massachusetts (hereinafter referred to as the “Park”) on a parcel of land known as 52-54 Third Avenue (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	A portion of the 2nd floor of the Building, substantially as shown on Exhibit A attached hereto.
Rentable Floor Area of Premises:	Approximately 9,700 rentable square feet
Landlord:	NWP Building 20 LLC, a Massachusetts limited liability company
Original Notice Address of Landlord:	c/o Nordblom Management Company, Inc. 71 Third Avenue Burlington, Massachusetts 01803
Tenant:	Desktop Metal Operating Inc., a Delaware corporation
Original Notice Address of Tenant:	63 Third Avenue Burlington, Massachusetts 01803
Commencement Date:	See Section 2.2

Rent Commencement Date:	The 31st day following the Commencement Date.
Expiration Date:	The last day of the fifth (5th) Lease Year (as hereinafter defined)
Anticipated Delivery Date:	On or before February 1, 2022
Annual Fixed Rent Rate:	Lease Year 1: $223,104.00 Lease Year 2: $230,376.00 Lease Year 3: $237,648.00 Lease Year 4: $244,920.00 Lease Year 5: $252,204.00
Monthly Fixed Rent Rate:	Lease Year 1: $18,592.00 Lease Year 2: $19,198.00 Lease Year 3: $19,804.00 Lease Year 4: $20,410.00 Lease Year 5: $21,017.00
Security and Restoration Deposit:	$19,804.00
Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building, which shall initially be deemed to be (21.09%) percent.
Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year:	$27,548.00
Initial Estimate of Tenant’s Percentage of Operating Costs for the Fiscal Year:	$35,211.00
Permitted Uses:	General office and administration (to the extent permitted by all applicable laws and codes)
Commercial General Liability Insurance Limits:	$1,000,000 per occurrence $2,000,000 general aggregate

Commercial Excess Liability and/or Umbrella Insurance Limits:	$5,000,000 general aggregate $5,000,000 per occurrence

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT APlan showing the Premises

EXHIBIT BCommencement Date Notification

EXHIBIT CIntentionally Omitted

EXHIBIT DIntentionally Omitted

EXHIBIT ERules and Regulations

EXHIBIT E-1Construction Rules and Regulations

EXHIBIT FForm Tenant Estoppel Certificate

EXHIBIT GLandlord’s Consent and Waiver

ARTICLE 2

Premises and Term

2.1

Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than the entire rentable area of any floor, excluding the central core area of such floor.

Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways, stairways, and elevators of the Building, (b) common walkways and driveways necessary for access to the Building, (c) the common parking areas serving the Building, and (d) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor.

Tenant shall be permitted to use up to thirty-one (31) parking spaces in the parking area serving the Building. Visitor parking and handicapped parking are located on the upper level near Tenant’s main entrance on a first come first serve basis. Employee and overflow visitor parking are available on the lower lot adjacent to the building (to the East). Landlord shall have the right to relocate the parking area, or any portion thereof, at any time during the term of this Lease, so long as Tenant’s parking rights pursuant to this paragraph are not diminished.

Certain items of personal property currently owned by the Existing Tenant and located in the Premises (the “Furniture”) will be transferred from the Existing Tenant to Tenant pursuant to a separate agreement. On or before the Commencement Date, Tenant shall provide Landlord with a written list of the Furniture being transferred and such Furniture shall be considered trade fixtures and personal property of Tenant pursuant to Section 6.1.9 herein. Notwithstanding anything to the contrary contained herein, Landlord shall have no duties of any kind with regard to the Furniture, including but not limited to no duties to maintain, repair or insure the same, at any time from and after the Effective Date.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

Landlord reserves the right, at its own cost and expense, to require Tenant, upon sixty (60) days’ notice, to relocate its Premises elsewhere in the Building or the Park, to an area of substantially equivalent size and at least of the equivalent quality, and with substantially similar improvements as are in the Premises, as designated by Landlord. If Landlord shall exercise such right to relocate Tenant, Landlord shall pay for all Tenant’s reasonable relocation costs.

2.2

Term. TO HAVE AND TO HOLD for a term (the “Term”) beginning on the Commencement Date, which shall be the date on which the Landlord obtains possession of the Premises from the Existing Tenant (as such term is defined below) and delivers possession of the Premises to the Tenant, which Commencement Date is anticipated to be on or before February 1, 2022, and ending on the Expiration Date, unless sooner terminated per the terms of the Lease. The Landlord and Tenant hereby acknowledge and agree that the Premises is currently occupied by XebiaLabs, Inc. (“Existing Tenant”) pursuant to a lease dated September 29, 2016, as may be amended (“Existing Lease”) entered into between Landlord and such Existing Tenant, which Existing Lease expires by its terms on January 31, 2022. Notwithstanding anything contained herein to the contrary, this Lease is expressly contingent upon Landlord obtaining possession of the Premises from the Existing Tenant.When the dates of the Commencement Date, the Rent Commencement Date and the Expiration Date have been determined, such dates shall be evidenced by a document, in the form attached hereto as Exhibit B, which Landlord shall complete and deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within ten (10) days of receipt.

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months. The first Lease Year shall begin on the Rent Commencement Date if the Rent Commencement Date is the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the calendar month immediately following the Rent Commencement Date, provided that in such event the first Lease Year shall include (and the first payment of Rent shall be prorated to include) that portion of the calendar month in which the Rent Commencement Date occurs. Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year. For the avoidance of doubt, the Term shall be comprised of sixty-one (61) full calendar months (plus the portion of any calendar month in which the Commencement Date occurs).

ARTICLE 3

Condition

The Premises shall be delivered to Tenant broom clean, free of all other occupants and in “as-is” condition. Tenant has inspected the Premises and agrees (a) to accept possession of the Premises in the condition existing as of the Commencement Date, in “as-is” condition, (b) that neither Landlord nor any of Landlord’s agents have made any representations or warranties with respect to the Premises or the Building, and (c) Landlord has no obligation to perform any work, or make any alterations, additions or improvements to the Premises to prepare the Premises for Tenant’s use and occupancy. Tenant’s occupancy of any part of the Premises shall be conclusive evidence, that Tenant has accepted possession of the Premises in its then-current condition, and that at the time such possession was taken, the Premises and the Building were in good and satisfactory condition as required by this Lease.

ARTICLE 4

Rent

4.1

The Fixed Rent. (a) Tenant covenants and agrees to pay fixed rent (“Fixed Rent”) to Landlord, by electronic fund transfer (or by such other method, as set forth below, or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month following the Rent Commencement Date and included in the Term; and for any portion of a calendar month at beginning of the Term, at the rate for the first lease year payable in advance for such portion. The term “Additional Rent” shall mean all sums other than Fixed Rent that are payable to Landlord under this Lease, including, without limitation all Operating Costs, Taxes, late charges, and interest.

(b) It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated or terminated pursuant to an express provision of this Lease.

(c) If Landlord shall give notice to Tenant that all rent and/or other payments due hereunder are to be made to Landlord by check, or by any other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord.

4.2

Additional Rent. Commencing as of the Commencement Date, Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of taxes and operating costs with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1    Real Estate Taxes. Tenant covenants to pay to Landlord, as Additional Rent, for each fiscal tax period (a “Tax Year”) partially or wholly included in the Term, Tenant’s Percentage of Taxes (as hereinafter defined). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tenant’s Percentage of Taxes, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. The initial calculation of the monthly estimated payments shall be based upon the Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year and upon quarterly payments being due to the governmental authority on August 1, November 1, February 1 and May 1, and shall be made when the Commencement Date has been determined. If the total of such monthly remittances for any Tax Year is greater than the Tenant’s Percentage of Taxes for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the Tenant’s Percentage of Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tenant’s Percentage of Taxes). This section shall survive the expiration or earlier termination of this Lease.

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the Term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the Term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2    Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3    Operating Costs. Tenant covenants to pay to Landlord the Tenant’s Percentage of Operating Costs (as hereinafter defined) incurred by Landlord in any fiscal year of Landlord (meaning October – September) Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the fiscal year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time. The initial monthly estimated payments shall be in an amount equal to 1/12th of the Initial Estimate of Tenant’s Percentage of Operating Costs for the fiscal year. If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated. This section shall survive the expiration or earlier termination of this Lease.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the common areas, facilities, services and amenities of the Park which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation, repair and maintenance of parking lots (including lighting), sidewalks, walking paths, access roads and driveways); all costs of Property signage, repair and maintenance of the roof of the Building; security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, and/or gas), cooling, and water (including sewer charges), refuse disposal and other utilities to the Building (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in the operation, security and maintenance of the Property and the Park; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee.

There shall not be included in such Operating Costs brokerage fees (including rental fees); interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Premises.

If, during the Term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the fiscal year in which they were made, there shall nevertheless be included in Operating Costs for each fiscal year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

4.2.4    Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain from the time Tenant first occupies the Premises for any purpose and throughout the Term the following insurance:

4.2.4.1

Commercial general liability insurance and commercial excess liability insurance on “follow form” basis and/or umbrella naming Landlord, the “Landlord Related Parties” (defined in Section 6.1.5 below), Tenant, and any mortgagee of which Tenant has been given notice (“Landlord’s Mortgagee”) as insureds or additional insureds on a primary and non-contributory basis, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1; and, which, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises, covering the state in which the employee was hired, works and resides; and Employers Liability insurance with minimum limits of Five Hundred Thousand Dollars ($500,000.00) each accident, bodily injury by accident; Five Hundred Thousand Dollars ($500,000.00) each employee, bodily injury by disease; and Five Hundred Thousand Dollars ($500,000.00) policy limit, bodily injury by disease.

4.2.4.2

Special Form Property insurance, including flood and earthquake coverage, written at 100% replacement cost value with a replacement cost endorsement covering all Tenant’s furniture (including but not limited to the Furniture), furnishings, fixtures and equipment, including all tenant improvements, and business interruption insurance with limits not less than the equivalent of 12 months of rent, with extra expense coverage, and shall list Landlord as loss payee as their interests may appear.

4.2.4.3

Automobile Liability insurance for all owned, leased, non-owned and hired vehicles. The minimum limit of liability shall be One Million Dollars ($1,000,000.00) each accident, combined single limit for bodily injury and property damage, naming Landlord and the Landlord Related Parties as additional insureds on a primary and non-contributory basis.

4.2.4.4	Pollution/Environmental Liability insurance with minimum limits of One Million Dollars ($1,000,000.00) for each policy.
4.2.4.5

All such policies shall be obtained from responsible companies having a policy rating of A-VIII or better, as set forth in the most current issue of the Best’s Key Rating Guide and which are qualified to do business and in good standing in Massachusetts and are otherwise reasonably acceptable to Landlord. Tenant agrees to furnish Landlord with certificates evidencing all such insurance, including evidence of the required waiver of subrogation as provided below, prior to the beginning of the Term or the date Tenant first occupies the Premises (whichever occurs first), and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Tenant shall provide at least thirty (30) days prior written notice to Landlord and Landlord’s Mortgagee should any of the policies required herein be changed, terminated, or cancelled. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.6

All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, workmen’s compensation insurance, and all liability insurance, whether or not required, shall include a waiver of rights of subrogation, in favor of the other party. Landlord and Tenant each waives all rights of recovery against the other for loss or injury against which the waiving party is covered by insurance, or is required to be so covered under the Lease, reserving, however, any rights of recovery with respect to any excess of loss or injury over the amount recovered by such insurance. The limits of Tenant’s insurance shall not limit its liability under this Lease. Tenant’s property insurance shall name Landlord and Landlord’s Mortgagee as loss payee with respect to Landlord’s interest in the Property, including all tenant improvements. Tenant shall not acquire as insured under any property insurance carried on the Premises, which shall include all tenant improvements, any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5    Utilities.1.   Commencing on the Commencement Date, Tenant shall reimburse Landlord through Operating Costs, pursuant to Section 4.2.3, for all charges for gas and water (including sewer) furnished to the Premises.

With regard to electricity, Tenant shall pay to Landlord by means of monthly escrow payments (as set forth below) estimated charges (the “Utilities Charges”) on account of Tenant’s pro rata share of all charges for electricity furnished by Landlord to the second floor of the Building (which shall include electricity for lights, outlets and VAV boxes in the Premises and for the rooftop HVAC units serving the Premises).

Landlord shall reasonably estimate the amount of Utilities Charges payable by Tenant per month based on Tenant’s pro rata share of the electric meter for the second floor of the Building. Landlord shall notify Tenant prior to the Commencement Date of the initial estimate of Utilities Charges to be paid by Tenant. Beginning as of the Commencement Date, Tenant shall pay the Utilities Charges, as Additional Rent, on the first day of each calendar month during the Term, in the same manner as Tenant pays Fixed Rent pursuant to Section 4.1 of this Lease. Following the end of each of Landlord’s fiscal years, Landlord will reconcile the estimated Utilities Charges paid by Tenant with the actual amounts owing from Tenant based on Tenant’s pro rata share of the electric meter for the Premises. If it is determined Tenant has been overcharged, then such overpayment will be credited against Tenant’s account for the following month. If Tenant has underpaid, then Landlord will invoice Tenant for the amount owed and Tenant shall pay such amount within twenty (20) days after billing. Landlord reserves the right to adjust the monthly Utilities Charges from time to time based on the most current data available and Landlord’s estimate of Tenant’s electrical consumption in the Premises, and Tenant shall thereafter pay the adjusted Utilities Charges to Landlord until further notice.

Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1, 5.1.2, and 5.1.3, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3

Late Payment of Rent. If any installment of Fixed Rent or other sum due Landlord is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment. In addition, if any installment of rent or other sum due Landlord is not paid when due, such installment shall bear interest from the date due until paid, at the rate of 12% per year not to exceed the highest rate permitted by law.

4.4

Security and Restoration Deposit. Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security and Restoration Deposit. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

If the Fixed Rent or Additional Rent or any other sum payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security to the original sum deposited. Should Tenant comply with all of said terms and promptly pay all of the rentals as they fall due and all other sums payable by Tenant to Landlord, said deposit shall be returned in full to Tenant within forty-five (45) days after the end of the Term.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

ARTICLE 5

Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant:

5.1.1    Heat and Air-Conditioning. To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources), at the expense of Tenant as provided in Section 4.2.5 above, sufficient to maintain the Premises at reasonable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during the normal business hours for the Building set forth in the Rules and Regulations attached hereto as Exhibit E (“Normal Building Hours”). Heat and air-conditioning will be available after Normal Building Hours, at Landlord’s then standard rate for after-hours usage, including wear and tear on Building equipment, as reasonably determined by Landlord from time to time. If Tenant desires heat or air-conditioning after Normal Building Hours, Tenant must provide Building management with at least 24 hours prior notice.

5.1.2    Electricity. To furnish to the Premises, at the direct expense of Tenant as provided in Section 4.2.5 above, reasonable electricity for Tenant’s Permitted Uses. If Tenant shall require electricity in excess of reasonable quantities for Tenant’s Permitted Uses and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3    Water. To furnish water for ordinary cleaning, lavatory and toilet facilities.

5.1.4    Fire Alarm. To maintain fire alarm systems within the Building.

5.1.5    Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the Common Areas, the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees). The term “Common Areas” shall mean all areas within the Property which are not leased or held for the exclusive use of Tenant, including, but not limited to, parking areas, driveways, sidewalks, access roads, and landscaping. Landlord, from time to time, may change the size, location, nature and use of any of the Common Areas, construct additional parking facilities in the Common Areas and increase or decrease the Common Area land so long as Tenant’s use of the Premises is not materially affected. At any time, Landlord may close any portion of the Common Areas to perform any acts that are, in Landlord’s reasonable judgment, necessary or desirable to maintain, repair or improve the Property.

5.2

Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described utility services, or conditions arising in or about the Premises and/or Property caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of the above services for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. However in each instance of failure or interruption Landlord shall use reasonable efforts to restore the unavailable service or remedy the condition following written notice from Tenant. Any business interruption loss shall be borne solely by Tenant, and Landlord shall have no liability with respect thereto.

Notwithstanding the foregoing, if an event or circumstance (an “Abatement Event”) shall occur that causes an interruption or curtailment, suspension or stoppage of an Essential Service that reasonably prevents Tenant from using the entire Premises, or any material portion thereof, as a result of Landlord’s failure to provide any Essential Service (defined below) required to be provided by Landlord under this Lease, provided that such failure or Landlord’s inability to remedy such event or circumstance is not due to Force Majeure or a cause beyond Landlord’s reasonable control generally affecting other buildings in the vicinity (such as a neighborhood power outage or other off-site occurrence) or the act or negligence of Tenant, its employees, vendors, or contractors, or any party claiming by, through or under Tenant, then Tenant shall give Landlord notice (an “Abatement Notice”) of any such Abatement Event. If such Abatement Event continues beyond the Eligibility Period (defined below), then the Monthly Fixed Rent and the monthly charges on account of Operating Costs and Taxes shall be abated entirely or proportionately, as the case may be, after the expiration of the Eligibility period for such time that Tenant continues to be prevented from so using , and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Tenant shall not be entitled to any abatement of Rent if Tenant is then in default of any of its obligations under this Lease. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). For purposes hereof, the term “Essential Services” shall mean the following services required to be provided by Landlord under this Lease: water and sewer service, HVAC, gas and electricity. The provisions of this paragraph shall not apply to any Abatement Event caused by fire or other damage or destruction to the Building, which shall be covered by Article 7 of this Lease.

5.3

Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4

Access.  Tenant shall have access to the Premises at all times, 24 hours per day, 7 days per week, subject to any reasonable security requirements for the Building, events of Force Majeure, emergency events that may cause Landlord to temporarily limit access to tenants, and any other occurrences beyond Landlord’s reasonable control.

ARTICLE 6

Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the Term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.3Repair and Maintenance. To maintain the Premises in neat order and condition, to contract for cleaning services to the Premises on a regular basis (including window cleaning of exterior windows along the exterior walls of the Premises) in accordance with prevailing standards in comparable buildings in the vicinity, and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. (Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5Indemnification. To indemnify, defend and hold harmless Landlord, its agents (including, without limitation, Landlord’s managing agent), partners, officers, directors, members, trustees, beneficiaries, shareholders, and employees (such parties being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, demands, liabilities, penalties, fines, settlements, damages, loss, costs or expenses resulting from, arising out of, or in any way related to injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), the negligent acts or omissions or intentional misconduct of Tenant or any person claiming by, through or under Tenant, or on account of any breach by Tenant of its obligations under this Lease, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the gross negligence, or willful misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs and expenses (including reasonable attorneys’ fees), of whatever kind or nature incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.1.6Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises at reasonable times and to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water, dampness, rain or snow, or by leaks from any part of the Building or by bursting or other defect of water pipes, steam pipes, or other pipes, sprinklers, lighting fixtures or by vandalism, malicious mischief, theft, any acts or omissions of any other tenant of the Property, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except to the extent caused by or due to the gross negligence or willful misconduct of Landlord, and then only after (a) Tenant has given written notice to Landlord (and to Landlord’s Mortgagee, if any) of the condition claimed to constitute negligence, and (b) a reasonable time after the giving of such notice has expired without Landlord having undertaken reasonable and practicable measures to cure or correct such conditions. Pending correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. In no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance, or is required to be so covered by this Lease; nor shall Landlord or the Landlord Related Parties be liable for any damage caused by any other person in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building.

6.1.8Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property (including but not limited to the Furniture) in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such alterations, improvements, or installations made by or on behalf of Tenant as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the Term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

If Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a holdover rate of rent equal to two (2) times the Monthly Fixed Rent Rate and Additional Rent on account of Operating Costs and Taxes last due as of the day prior to the date of expiration or earlier termination of this Lease, and shall otherwise be on the terms and conditions of this Lease as applicable, except that in no event shall any extension option, right of first offer or right of first refusal, or similar right or option be deemed applicable to such tenancy at sufferance. In addition to any liabilities to Landlord resulting from Tenant’s failure and delay in surrendering the Premises as above provided, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs, and damages, direct and/or indirect, sustained by reason of any such holding over.

6.1.10Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations. Tenant shall cause all parties performing work on behalf of Tenant in or about the Premises and Building to comply with the Construction Rules and Regulations attached hereto as Exhibit E-1.

6.1.11Estoppel Certificate. Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the Term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises. If Tenant fails to deliver the estoppel certificate within the required time period, and such failure continues for an additional five (5) days following a second written request from Landlord, then Tenant shall be obligated to pay to Landlord, as Additional Rent within twenty (20) days of demand, a fee in the amount of $500.00 per day for each day that Tenant fails to deliver the requested estoppel in the period beginning on the day after the expiration of the initial 10-day period, and ending on the day Tenant actually delivers the estoppel.

6.1.12Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.1.13. Intentionally Omitted.

6.2	Negative Covenants. Tenant covenants at all times during the Term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1Assignment and Subletting. (a) Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, pledged or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than

Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Landlord may terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the space involved in the case of a proposed subletting, by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting. If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld to an assignment or to a subletting, provided that the following conditions are met:

(i)	the assignee or subtenant shall use the Premises only for the Permitted Uses;
(ii)	with respect to a subletting, that after such subletting the initial Tenant named herein occupies at least fifty (50%) percent of the Rentable Floor Area of the Premises;
(iii)	the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord;
(iv)	the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current market rate for the Premises; and
(v)

the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is dealing or has dealt within the preceding six months regarding the possibility of leasing space in the Building or the Park.

(vi)	the proposed assignee or subtenant provides a representation and warranty required under Section 10.12 below (OFAC Compliance).

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

(b) Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

(c) If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

(d) If at any time during the Term of this Lease, there is a name change, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change. If, at any time during the Term of this Lease, there is a transfer of a controlling interest in the shares or stock which are not publicly traded upon a stock exchange, or the membership or general partnership or other ownership interests of Tenant, or a restructuring or reorganization of the Tenant entity, including any spin-off, Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) such transfer restructuring or reorganization shall be deemed an assignment of this Lease requiring Landlord’s consent as provided in this Section 6.2.1. “Controlling interest” shall mean having ownership of fifty percent (50%) or more of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management of such corporation or other entity.

(e) The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(i)

Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default by Tenant hereunder shall occur under this Lease, Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default hereunder exists under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease. The subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such breach exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against said subtenant, or, until the breach has been cured, against Landlord, for any such rents and other charges so paid by said subtenant to Landlord.

(ii)

In the event of a default by Tenant in the performance of its obligations under this Lease that results in a termination of this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults or breaches of Tenant as sublandlord under such sublease.

6.2.2Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3Hazardous Wastes and Materials. Not to cause or permit any Hazardous Materials to be used, handled, generated, stored or disposed of by Tenant, or persons or entities acting by, through, or on behalf of Tenant, on, under or above, or transported to or from, the Premises and/or the Property (collectively, “Hazardous Materials Activities”). Nothing contained herein shall be deemed to prevent Tenant from using de minimus quantities of commercially available cleaners and office supplies which are customarily used in the ordinary course of first-class business office operations, which cleaners and/or office supplies contain Hazardous Materials; provided that, Tenant shall use such cleaners and/or office supplies in strict compliance (at Tenant’s sole cost and expense) with all applicable laws, and shall use all necessary and appropriate precautions to prevent any spill, discharge, release or exposure to persons or property. Landlord shall not be liable to Tenant for any loss, cost, expense, claim, damage or liability arising out of any Hazardous Materials Activities by Tenant, or by Tenant’s employees, agents, contractors, licensees, customers or invitees, whether or not consented to by Landlord. Tenant shall indemnify, defend with counsel acceptable to and approved by Landlord, and hold Landlord and all Landlord Affiliates harmless from and against any and all losses, costs, expenses (including, without limitation, all reasonable attorneys’ fees), claims, damages, obligations and liabilities arising out of: (i) any Hazardous Materials Activities on the Premises, whether or not consented to by Landlord; (ii) any Hazardous Materials Activities by Tenant, Tenant’s employees, agents, contractors, licensees, customers or invitees or anyone claiming by, through or under Tenant, wherever occurring; and (iii) any contamination, claim of contamination, loss or damage, or the like arising out of or resulting from the foregoing. For purposes hereof, “Hazardous Materials” shall include but not be limited to substances defined as “hazardous substances,” “toxic substances” or “hazardous wastes” or “oil” in any local, state or federal law, rule, regulation or ordinance (collectively, “Environmental Law(s)”). If Landlord consents to any Hazardous Materials Activities, prior to using, storing or maintaining any Hazardous Materials on or about the Premises, Tenant shall provide Landlord with a list of the types and quantities thereof, and shall update such list from time-to-time as necessary for continued accuracy. Tenant shall also provide Landlord with a copy of any Hazardous Materials inventory statement and any updates thereof required by any applicable Environmental Laws. If Tenant’s activities violate or create a risk of violation of any Environmental Law or cause a spill, discharge, release or exposure to any persons or property, Tenant shall cease such activities immediately. Tenant shall immediately notify Landlord both by telephone and in writing of any spill, discharge, release or exposure of Hazardous Materials in or about the Premises, or of any condition in or about the Premises constituting an “imminent hazard” under any Environmental Laws. Landlord, Landlord’s representatives and employees may enter the Premises during the Term to inspect Tenant’s compliance herewith, and may disclose any spill, discharge, release, or exposure or any violation of any Environmental Laws to any applicable governmental agencies or authorities. The preceding indemnification contained in this Section 6.2.3 shall survive the expiration or earlier termination of this Lease.

6.2.4Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. In no event shall Landlord’s approval of any plans be construed as a waiver of Landlord’s right, pursuant to Section 6.1.9 above, to require removal of any installations, alterations or improvements at end of the Term. Tenant agrees to employ for any work one or more responsible contractors of whom Landlord has given prior approval, and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements, Employers Liability Insurance at least equal to the limits set forth in Section 4.2.4.1, and commercial general liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1. All contractors insurance shall name Landlord and the Landlord Related Parties and any Mortgagee as additional insureds on a primary and non-contributory basis, and indemnifying the parties so named against claims for death or injury to persons or damage to property claimed to have occurred in the Premises or on the Property and shall extend to completed operations coverage. Tenant shall cause its contractors to submit certificates evidencing such coverage to Landlord prior to the commencement of any such work. Tenant shall cause all contractors performing work on behalf of Tenant in or about the Premises and Building to comply with the Construction Rules and Regulations attached hereto as Exhibit E-1. Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall within ten (10) days of notice from Landlord bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. If Tenant shall fail to cause any such lien to be discharged within such ten (10) day period, then in addition to any other available right or remedy, Landlord may discharge the same, either by paying the amount claimed to be due, or by bonding or otherwise. Any amount so paid, and all costs and expenses so incurred by Landlord in connection therewith, shall constitute Additional Rent hereunder. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, and any liability, loss, cost, damage and expense of every kind and nature incurred by reason of, or arising out of any and all mechanic’s and other liens filed in connection with any alterations or improvements.

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit G, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.6Abandonment. Not to abandon or vacate the Premises during the Term.

6.2.7Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises.

6.2.8Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1

Termination. In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

7.2

Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3

Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

ARTICLE 8

Defaults

8.1

Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant in violation of the provisions of Section 6.2.1 of this Lease, or (c) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (d) if Tenant’s leasehold interest shall be taken on execution, or (e) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (f) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (g) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with process of law enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and/or Landlord may terminate this Lease by sending written notice of termination to Tenant and this Lease shall terminate and come to an end on the date of entry as aforesaid, or on the third (3rd) day following the giving of such notice as fully and completely as if such date were the date originally fixed for expiration of the Term of this Lease. Tenant will quit and surrender the Premises to Landlord, but shall remain liable as herein provided. Tenant hereby waives all statutory rights to the Premises (including without limitation rights of redemption, if any, granted under any present or future laws to the extent such rights may be lawfully waived). Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. No termination or repossession provided for in this Section 8.1 shall relieve Tenant or any guarantor of Tenant of the liabilities and obligations of Tenant under this Lease, all of which shall survive any such termination or repossession.

8.2

Remedies. (a) In the event of termination or repossession, Tenant covenants to pay punctually to Landlord Fixed Rent, Additional Rent and all other sums for which Tenant is obligated in this Lease to pay and in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord as compensation as set forth below in this Section 8.2 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorney’s fees, and expenses of preparing the Premises for such reletting.

(b) Landlord may elect to (i) relet the Premises or any part or parts thereof, for a term or terms which may be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and/or (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. However, Landlord shall use reasonable efforts to re-let the Premises after Tenant vacates the Premises once this Lease is terminated on account of a default by Tenant. For the purposes of this paragraph, marketing of the Premises in a manner similar to the way Landlord markets its other premises in the suburban market shall be deemed to satisfy Landlord's obligation to use such "reasonable efforts." In no event shall Landlord be required (i) to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the undisputed right to re-let the Premises free of any claim of Tenant, (ii) to lease the Premises to a tenant whose proposed use, in Landlord's bona fide judgment, would violate any restrictions by which Landlord is bound, (iii) to re-let the Premises before leasing other comparable vacant space in the Building, (iv) to lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building, or (v) to enter into a lease with any proposed tenant that does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a manner comparable to other tenants in the Building. In no event, however, shall Tenant's liability hereunder be diminished or reduced if or to the extent such reasonable efforts of Landlord to re-let are not successful.

(c) If this Lease is terminated under any of the provisions contained in Section 8.1, at the election of Landlord, and in lieu of full recovery by Landlord of the sums payable under the foregoing provisions of this Section 8.2 (except for the amount of any rent of any kind accrued and unpaid at the time of termination), Landlord may by written notice to Tenant, elect to recover, and Tenant shall thereupon pay forthwith to Landlord, as compensation, an amount equal to the present value of the amount by which the payments of Fixed Rent and Additional Rent payable for balance of the Term would exceed the fair rental value of the Premises for the balance of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid by Tenant for the balance of the Term.

(d) In the alternative, and in lieu of any other damages or indemnity and in lieu of recovery by Landlord of all sums payable under all the foregoing provisions of this Section 8.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 8.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and Additional Rent owing under this Lease for the remainder of the Term following such termination plus the amount of rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 8.2 up to the time of payment of such liquidated damages.

(e) Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3

Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4

Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5

Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6

No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7

No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1

Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the

Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2

Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Tenant also agrees that if it shall fail at any time to execute, acknowledge and deliver any such instrument requested by Landlord, Landlord may, in addition to any other remedies available to it, execute, acknowledge and deliver such instrument as the attorney-in-fact of Tenant and in Tenant’s name; and Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact, coupled with an interest with full power of substitution, and in its name, place and stead so to do. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

ARTICLE 10

Miscellaneous Provisions

10.1

Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given upon receipt or rejection when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, or on the next business day after being deposited with a nationally recognized overnight courier service for delivery to such address, or when delivered to such address by hand.

10.2

Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3

Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the Term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails, within 10 days after request therefor, to either execute, acknowledge or deliver such notice of termination or give Landlord written notice setting forth the reasons why Tenant is refusing to deliver such notice of termination.

10.4

Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, managers, members or stockholders of Landlord) ever be personally liable for any such liability.

10.5

Force Majeure. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, quarantine, infectious disease, epidemic, pandemic, public health emergency or crisis or other causes beyond such party’s reasonable control (any of the foregoing causes being referred to herein as “Force Majeure”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay. During the continuance of any event of Force Majeure, Landlord may temporarily close the Building and/or cease to provide any service or amenity if Landlord deems it necessary, in its sole judgment, for the safety or well-being of the Building, the Property, its tenants and their employees, invitees and contractors. Tenant’s inability to pay any sums due Landlord hereunder shall in no way be affected or excused by any of the foregoing causes and shall in no event be deemed a Force Majeure event.

10.6

Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (and to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default. Notwithstanding any provision contained herein, in no event shall Landlord ever be liable to Tenant, or any person claiming by, through or under Tenant, for any special, indirect, incidental or consequential damages, or for any lost profits. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

10.7

Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than T3 Advisors and in the event of any brokerage claims, other than by T3 Advisors against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

10.8

Applicable Law and Construction; Merger; Jury Trial. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease. Neither Landlord nor Landlord's agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. The headings and titles of the Articles and Sections contained herein are for convenience and reference only and shall in no way be held to define, limit, amplify or describe or aid in the interpretation or construction of any provisions of this Lease. Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against Landlord regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one person or entity named as tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

10.9

Consents. With respect to any provision of this Lease which either provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being understood and agreed that Tenant's sole remedy therefor shall be an action for specific performance.

10.10

Authority. In the event the Tenant is a corporation, partnership or limited liability company, Tenant hereby represents and warrants that: the Tenant is a duly constituted corporation, partnership or limited liability company, as the case may be, qualified to do business in the Commonwealth of Massachusetts; that the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of said corporation(s), partnership(s) or limited liability company(ies); and that the by-laws of Tenant authorize to enter into this Lease.

10.11

Counterparts. This Lease shall not be valid and binding until executed and delivered by Landlord and may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Lease shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

10.12

OFAC Compliance. Tenant hereby warrants and represents that: (a) neither Tenant nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control (“OFAC”); Tenant is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Tenant under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (b) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws; (c) neither Tenant, nor any person controlling, controlled by, or under common control with, Tenant, nor any person having a beneficial interest in Tenant, nor any person for whom Tenant is acting as agent or nominee, nor any person providing funds to Tenant in connection with this Lease (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money

Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. For purposes of this representation, the term “Anti-Money Laundering Laws” shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

10.13

Confidentiality; No Public Statement. Tenant and Landlord agree that the execution of this Lease and the information contained herein shall be kept confidential and shall not be divulged to any third party without the consent of the other party; provided, without such consent, either party may provide such information to its accountants, attorneys, lenders, potential lenders, partners, potential partners, potential purchasers, employees, agents, consultants and any prospective assignee or subtenant, as may be reasonably necessary to perform their duties or in connection with the terms of any re-financing, sale, or assignment or subletting. Neither Landlord nor Tenant shall issue any public statement, announcement or press release regarding the Premises, this Lease or the terms of this Lease, without the approval of the other party. Landlord shall be entitled to withhold its approval of any statement, announcement or press release contemplated by Tenant that would coincide with or precede any public statement, announcement or press release by Landlord regarding this Lease. Tenant shall be permitted to disclose this Lease or portions there to the extent required in order for shares of its stock (or equivalents thereof) to become or remain listed in a securities exchange.

10.14

Execution and Delivery. This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy to Tenant. Landlord and Tenant agree that either or both parties may execute this Lease, all amendments and other associated lease documents, by means of DocuSign (or another mutually acceptable electronic signature method), and that execution of this Lease, amendments and other lease documents by means of DocuSign (or another mutually acceptable electronic signature method) shall be valid and binding, and have the same legal effect as execution with original ink signatures.

WITNESS the execution hereof under seal on the Effective Date:

LANDLORD:

NWP BUILDING 20 LLC
By: NDC ASSET MANAGER LLC

By:	/s/ Crosby Nordblom
Name:	Crosby Nordblom, as Manager and not individually
Title:	Manager

By:	/s/ Peter C Nordblom
Name:	Peter C Nordblom, as Manager and not individually
Title:	Manager

By:	/s/ Adele Olivier
Name:	Adele Olivier, as Manager and not individually
Title:	Manager

TENANT:

DESKTOP METAL OPERATING, INC.
A Delaware corporation

By:	/s/ Thomas Nogueira
Name:	Thomas Nogueira
Title:	VP of Operations

EXHIBIT A

PLAN SHOWING THE PREMISES

EXHIBIT B

COMMENCEMENT DATE NOTIFICATION

To:_____________________________

_________________(“Landlord”) and ______________(“Tenant”) are parties to a lease (“Lease”) dated ______________________, 201_, of premises in a building known as __________________________, Massachusetts. Landlord hereby notifies Tenant that the Commencement Date is ___________________________; the Expiration Date is _________________________; the first Lease Year commenced on _________________ and will end on ______________; and the Rent Commencement Date is ______________________. Although not required for this notification to be effective, we would appreciate you confirming the foregoing by signing the enclosed copy of this letter and returning it to us.

(Landlord)

By:

Confirmed:

(Tenant)

By:

EXHIBIT C

[Intentionally Omitted.]

EXHIBIT D

[Intentionally Omitted.]

EXHIBIT E

RULES AND REGULATIONS

2.	The sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in or about the Building shall not be obstructed by Tenant.
3.	Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.
4.

Tenant shall not waste electricity or water in the Building premises and shall cooperate fully with Landlord to assure the most effective operation of the Building heating and air conditioning systems. All regulating and adjusting of heating and air-conditioning apparatus shall be done by the Landlord’s agents or employees.

5.	Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.
6.

No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Premises. No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

7.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.
8.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

9.	Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.
10.

Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease. Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

11.

Tenant acknowledges that the Building has been designated a non-smoking building. At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building or, except in specified locations, directly outside the Building.

12.	The normal business hours for the Building are 7:00 A.M. to 6:00 P.M. on Mondays through Fridays, excluding holidays on which the Building is closed.
13.

Landlord may from time to time adopt systems and procedures (including, but not limited to, temporary closures and/or suspension of services during a Force Majeure event) for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

EXHIBIT E-1

CONSTRUCTION RULES AND REGULATIONS

1.All work shall be performed in accordance with all applicable state laws and in accordance with all requirements and codes of the [Town of _______] or [City of Boston Inspectional Services Department] and guidelines of Landlord’s managing agent, Nordblom Management Company (”Building Management”). The Building is occupied and operational and extra care and precautions must be taken to avoid interruption of services.

2.Certificates of Insurance in compliance with the requirements of [Section 6.2.5] of the Lease must be provided from general contractor (“Contractor”) and its subcontractors at a minimum of seven (7) days prior to the commencement of any work.

3.At least three (3) weeks before construction, Contractor must schedule a pre-construction meeting with the Landlord’s project management team. Meeting materials should include detailed schedules; addresses and telephone numbers of supervisors, contractors and subcontractors: copies of permits; proof of current insurance (including all subcontractors); and notice of any contractor's involvement in a labor dispute. Contractor shall supply Building Management with a copy of all permits prior to start of any work.

4.Contractor is required to keep and make available a daily log of personnel entering and exiting the premises. Building Management will provide access cards and keys to direct employees of Contractor. Contractor shall be responsible for providing access to sub-contractors. Building Management reserves the right to restrict access further at any point, and for any reason.

5.Contractor personnel are only permitted within the Building during normal trade working hours plus 30 minutes time before and after normal trade hours for set up and pick up of tools, etc., unless prior approval is given by Building Management.

6.Testing of sprinkler system, fire protection system, demolition, coring, and any other similar type work must be coordinated through Building Management with ten (10) days prior notice. Work on any system within the Building shall be coordinated with Building Management.

7.Elevators will be inspected by the Contractor and Building Management prior to use by Contractor. The Contractor is responsible for returning the elevators to the Landlord in the same good condition as received. Any cost for repair or servicing during the use by construction personnel will be at the cost of the Contractor.

8.If use of the passenger elevator is approved by Building Management, deliveries through the main lobby must be done in a professional manner. Floor protection is required and elevator wall mats must be used. No storage of any items allowed in main lobby or any common area. The Contractor is responsible for leaving the main lobby, elevator, and any other common area in “broom clean” condition. The Contractor will incur costs for the clean-up for areas left dirty. Rubbish cannot be stored in any common area.

9.The loading dock and elevator must be reserved in advance and are not exclusive to Contractor’s sole use. Contract will provide Building Management with a weekly delivery schedule.

10.Any common interior paths of travel, including entrances, lobbies, hallways, and elevators, will be properly protected. Protection may include elevator pads, walk off mats, plastic on carpet, Masonite on tile floors, cardboard or Masonite on wall areas, or suitable alternatives approved by Building Management.

11.Contractor shall provide heavy plastic screening for dust protection and/or temporary walls of suitable appearance as required by Building Management.

12.Walk-off mats are to be provided at entrance doors.

13.No utilities (including electricity, gas and water, plumbing or services to the tenants are to be cutoff or interrupted without first having requested, in writing, and secured, in writing, the permission of Building Management. Request for this permission will be submitted in writing by Contactor to Building Management ten (10) business days prior to the planned cutoff.

14.Prior to any building management control work commencing that shall impact the existing Building and control network, Building Management’s representative shall need to be consulted.

15.If taking the Building fire alarm points offline is required in connection with any work, the cost of such service will be billable to the Contractor. Contractor can choose to have their subcontractor handle taking the fire alarm points or panel offline, provided the sub-contractor is licensed to do so, and works within the requirements and codes of the Town of [_______] Fire Department.

16.Should any scope of work require entry to another tenant’s space, Tenant and/or Contractor must notify Building Management. If approved by Building Management, the activity shall be under the supervision of Building Management’s representative. The cost of said supervision will be billable to the Contractor.

17.Admittance to the roof of the Building is allowed only upon the prior written consent of Building Management. Admittance for the duration of the project may be accommodated, but specific conditions for controlled access may apply.

18.There is a “No Smoking Policy” in effect for all areas of the Building, with the exception of the smoking areas designated at each building. Any personnel caught in violation of this policy will be asked to leave the premises immediately.

19.Contractor will be responsible for daily removal of waste foods, milk, coffee and soft drink containers, etc. Building trash receptacles are not to be used.

20.Construction personnel are not to utilize any vacant space within the Building other than that space which is designated by the Building Management to the Contractor.

21.There will be no radios on the job site.

22.All workers are required to wear a shirt, shoes, and full length trousers.

23.Public spaces, corridors, elevator, bathrooms, lobby, etc., must be cleaned immediately after use. Restrooms for contractor use will be designated to the Contractor. No other restrooms are to be utilized by Contractor personnel.

24.There will be no smoking, eating, or open food containers in the elevator, carpeted areas, or public lobbies. There will be no yelling or boisterous activities; nor is alcohol or controlled substances allowed or tolerated. Individuals under the influence or in possession of such will be prosecuted.

25.Contractor shall post no signs without Building Management’s expressed prior approval which may be withheld for any reason.

26.Contractor shall complete work without disruption from labor disputes and in harmony with other trades.

27.The Construction Rules and Regulations are subject to change in Landlord’s sole discretion.

28.Landlord reserves the right to prohibit access to the Building by any contractors who fail to comply with these Construction Rules and Regulations.

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO: _______________________ (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1.

The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated __________, 20__, by and between ____________ as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as _______________ (the “Premises”) in the building located at ______________, ________________, Massachusetts.

2.

The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

3.

The undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid. In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

(1)	The Term of the Lease began (or is scheduled to begin) on _________ ,20___ and will expire on _________, 20__;
(2)	The fixed rent for the Premises has been paid to and including _______________, 20__;
(3)	The fixed rent being paid pursuant to the Lease is at the annual rate of $____________; and
(4)	The escalations payable by Tenant under the Lease are currently $______, based on a pro rata share of ______%, and have been reconciled through _______, 20__.
4.

(i) No party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

5.

Since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

6.	Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest.

7.

Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor does Tenant have any right to terminate the Lease, except (if none, so state):

8.

Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises or the real property of which the Premises are a part. Tenant has no right to renew or extend the Term of the Lease or expand the Premises except (if none, so state):

9.

The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF _____________, 20__.

TENANT:

By:
Name:
Title:
Duly Authorized

EXHIBIT G

LANDLORD’S CONSENT AND WAIVER

WHEREAS, _________________________ (the "Tenant") has or is about to enter into certain financing agreements with ___________ ______________________ (the "Bank") pursuant to which the Bank has been or may be granted a security interest in certain property of the Tenant; and

WHEREAS, Tenant is the tenant, pursuant to a lease agreement by and between Tenant and the undersigned (the "Landlord") dated as of ___________________ (the "Lease"), of certain demised premises contained in the building located at the following address:

and more particularly described in the Lease (the "Premises");

NOW, THEREFORE, for valuable consideration, the Landlord agrees, for as long as Tenant remains indebted to the Bank, as follows:

(a)Landlord acknowledges and agrees that the personal property of Tenant (which for purposes hereof shall not include computer wiring, telephone wiring and systems, and demountable partitions) in which the Bank has been granted a security interest (the "Bank Collateral") may from time to time be located on the Premises;

(b)Landlord subordinates, waives, releases and relinquishes unto the Bank, its successors or assigns, all right, title and interest, if any, which the Landlord may otherwise claim in and to the Bank Collateral, except as provided in subparagraph (d) hereinbelow;

(c)Upon providing the Landlord with at least five (5) business days' prior written notice that Tenant is in default of its obligations to the Bank, the Bank shall then have the right to enter the Premises during business hours for the purpose of removing said Bank Collateral, provided (i) the Bank completes the removal of said Bank Collateral within ten (10) business days following said first written notice of default, and (ii) the Bank restores any part of the Premises which may be damaged by such removal to its condition prior to such removal in an expeditious manner not to exceed ten (10) business days following said first written notice of default;

(d)Upon receipt of written notice from Landlord of the expiration or earlier termination of the Lease, the Bank shall have ten (10) business days to enter the Premises during business hours, remove said Bank Collateral, and restore any part of the Premises which may be damaged by such removal to its condition prior to such removal. If the Bank fails to so remove the Bank Collateral, the Bank agrees that the Bank Collateral shall thereupon be deemed subject to the yield up provisions of the Lease, so the Landlord may treat the Bank Collateral as abandoned, deem it Landlord's property, if Landlord so elects, and retain or remove and dispose of it, all as provided in the Lease;

(e)All notices and other communications under this Landlord's Consent and Waiver shall be in writing, and shall be delivered by hand, by a nationally recognized commercial next day delivery service, or by certified or registered mail, return receipt requested, and sent to the following addresses:

if to the Bank:

Attention:

with a copy to:

if to the Landlord:	c/o Nordblom Management Company, Inc.
71 Third Avenue
Burlington, MA 01803

Such notices shall be effective (a) in the case of hand deliveries, when received, (b) in the case of a next day delivery service, on the next business day after being placed in the possession of such delivery service with next day delivery charges prepaid, and (c) in the case of mail, five (5) days after deposit in the postal system, certified or registered mail, return receipt requested and postage prepaid. Either party may change its address and telecopy number by written notice to the other as provided above; and

(f)The Bank shall indemnify and hold harmless the Landlord for any and all damage caused as a result of the exercise of the Bank's rights hereunder.

This Landlord's Consent and Waiver may not be changed or terminated orally and inures to the benefit of and is binding upon the Landlord and its successors and assigns, and inures to the benefit of and is binding upon the Bank and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Bank have each executed this Landlord's Consent and Waiver or caused it to be executed by an officer thereunto duly authorized, and the appropriate seal to be hereunto affixed, this ____ day of _________, 20_.

LANDLORD:

By:
(Name)
(Title)

BANK:

By:
(Name)
(Title)

COMMONWEALTH OF MASSACHUSETTS

__________ County, ss.

On this _____ day of _______, 20__, before me, the undersigned Notary Public, personally appeared the above-named      , proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver's license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatories, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:
My commission expires:

STATE OF ___________

__________ County, ss.

On this _____ day of _______, 20__, before me, the undersigned Notary Public, personally appeared the above-named      , proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver's license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatories, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, that he/she signed it as _________________ for _______________________, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:

My commission expires: